Vellmer & Chang
Chartered Accountants *

505 - 815 Hornby Street
Vancouver, B.C, V6Z 2E6
Tel: 604-687-3776
Fax: 604-687-3778
E-mail: info@vellmerchang.com
* denotes a firm of incorporated professionals

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Craft College Inc.
1950 Stemmons Freeway, Suite 5001,
Dallas Texas, 75207

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our Independent Registered Public Accounting Firm's Report, dated September 19, 2006 and relating to the financial statements of Craft College Inc. as at February 28, 2006 and December 31, 2005 and 2004, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the ability of the Company to continue as a going concern.

We further consent to the reference to ourselves under the caption "Experts".

Vancouver, Canada	"Vellmer & Chang"
September 22, 2006	Chartered Accountants